EXHIBIT 15

                                Distribution Plan

                                       of

                  Catholic Values Investment Trust Equity Fund


         WHEREAS, Catholic Values Investment Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, Wright Investors Service Distributors, Inc.(the "Distributor") acts as distributor of the shares of beneficial interest of the Trust's series -- Catholic Values Investment Trust Equity Fund (the "Fund");

         WHEREAS, the Trust, on behalf of the Fund, intends to pay distribution expenses with respect to two classes of its shares: the Individual Shares and the Institutional Service Shares;

         WHEREAS, the Trust has entered into a distribution contract with the Distributor, whereby the Distributor renders services to the Trust in connection with the offering and distribution of all classes of Fund Shares;

         WHEREAS, the Trust recognizes and agrees that the Distributor may impose certain deferred sales charges in connection with the repurchase of Individual Shares by the Trust, and the Distributor may retain (or receive from the Trust, as the case may be) all such deferred sales charges; and

         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and the holders of its Individual Shares and Institutional Service Shares.

         NOW, THEREFORE, the Trust hereby adopts this Distribution Plan (this "Plan") on behalf of the Fund, the Individual Shares and the Institutional Service Shares in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

         1. (a) The Trust, on behalf of the Fund, is authorized to reimburse the Distributor for distribution services performed and expenses incurred by the Distributor in connection with the Fund's Individual Shares. The amount of such compensation paid during any one year shall not exceed .75% of the average daily net assets of the Fund attributable to the Individual Shares. Such compensation shall be calculated and accrued daily and paid monthly.

              (b) The Trust, on behalf of the Fund, is authorized to reimburse the Distributor for distribution services performed and expenses incurred by the Distributor in connection with the Fund's Institutional Service Shares. The amount of such compensation paid during any one year shall not exceed .25% of the average daily net assets of the Fund attributable to the Institutional Service Shares. Such compensation shall be calculated and accrued daily and paid monthly.

         2. (a) Distribution services and expenses for which the Distributor may be reimbursed by the Individual Shares and the Institutional Service Shares pursuant to this Plan include, without limitation: compensation to and expenses incurred by dealers or wholesalers retained by the Distributor (collectively, the "Authorized Dealers") and the officers, employees and sales representatives of Authorized Dealers and of the Distributor; allocable overhead, travel and telephone expenses; the printing of prospectuses and reports for other than existing shareholders; the preparation and distribution of sales literature and advertising; and all other expenses (other than personal and account maintenance services as defined in the Trust's Service Plan) incurred in connection with activities primarily intended to result in the sale of such class of shares.

              (b) The Distributor may impose certain deferred sales charges in connection with the repurchase of Individual Shares by the Trust and the Distributor may retain (or receive from the Trust, as the case may be) all such deferred sales charges.

         3. This Plan shall not take effect until it has been approved by both a majority of (i) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Trustees"), and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

         4. Any agreements related to this Plan shall not take effect until approved in the manner provided for approval of this Plan in paragraph 3.

         5. This Plan shall continue in effect until February 28, 1998 and from year to year thereafter for so long as such continuance after February 28, 1998 is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         6. The persons authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall be the President or any Vice President of the Trust. Such persons shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         7. This Plan may be terminated at any time as to either class of shares by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of that class. If the Plan is terminated or not continued as to either class of shares by the Trustees and no successor plan is adopted, the Fund shall cease to make distribution payments to the Distributor with respect to that class.

         The term "vote of a majority of the outstanding voting securities of that class" shall mean the vote of the lesser (a) 67 per centum or more of the particular class present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding securities of that class are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding securities of the particular class.

         8. This Plan may not be amended to increase materially the limit upon distribution expenses of either class of shares provided in paragraph 1 or to change the nature of such expenses provided in paragraph 2 hereof unless such amendment is approved by a vote of at least a majority of the outstanding voting securities of that class and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

         9. While this Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees.

         10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, or of the agreements of such reports, as the case may be, the first two years in an easily accessible place.

         11. It is the opinion of the Trust's Trustees and officers that the following are not expenses primarily intended to result in the sale of the Fund's shares: fees and expenses of registering the shares under federal or state laws regulating the sale of securities; fees and expenses of registering the Trust as a broker-dealer or of registering an agent of the Trust under federal or state laws regulating the sale of securities; and fees and expenses of preparing and setting in type the Trust's registration statement under the securities Act of 1933. Should such expenses be deemed by a court or agency having jurisdiction to be expenses primarily intended to result in the sale of the shares of either class, they shall be considered to be expenses contemplated by and included in this Distribution Plan but not subject to the limitation prescribed in paragraph 1 hereof.

         IN WITNESS WHEREOF, the Trust has executed this Distribution Plan on February 28, 1997.


                                            CATHOLIC VALUES INVESTMENT TRUST



                                       By:_________________________________
                                           Peter M. Donovan
                                           President




Attest:



------------------------------
      H. Day Brigham, Jr.
      Secretary